Exhibit 99.1

Red Robin Gourmet Burgers Reports Earnings for the Fiscal Third Quarter 2007

Greenwood Village, Colo. — (BUSINESS WIRE) – November 8, 2007 –Red Robin Gourmet Burgers, Inc., (NASDAQ: RRGB), a casual dining restaurant chain focused on serving an innovative selection of high-quality gourmet burgers in a family-friendly atmosphere, today reported financial results for the twelve and forty weeks ended October 7, 2007. The Company also updated its outlook for the full year 2007, reiterated its new restaurant opening plans, and disclosed its marketing contributions for the full year 2008.

Financial and Operational Highlights

Highlights for the twelve weeks ended October 7, 2007, compared to the twelve weeks ended October 1, 2006, are as follows:

•                  Total revenues increased 27.0% to $188.7 million

•                  Restaurant revenue increased 27.5% to $185.2 million

•                  Company-owned comparable restaurant sales increased 4.8%

•                  Restaurant-level operating profit was 20.3% or $37.7 million

•                  GAAP diluted earnings per share were $0.49, which included a charge of $0.01 per diluted share after tax for reacquired franchise costs associated with one acquired franchised location in California, and $0.07 per diluted share in stock compensation expense vs. GAAP diluted earnings per share of $0.36 last year, which included $0.06 per diluted share after tax for reacquired franchise costs associated with the acquisition of franchise restaurants in Washington, and $0.05 per diluted share in stock compensation expense

•                  A total of 7 new Red Robin® restaurants, 5 company-owned and 2 franchised locations were opened during the twelve-week period.

Highlights for the forty weeks ended October 7, 2007, compared to the forty weeks ended October 1, 2006, are as follows:

•                  Total revenues increased 27.4% to $579.6 million

•                  Restaurant revenue increased 28.0% to $567.2 million

•                  Company-owned comparable restaurant sales increased 2.3%

•                  Restaurant-level operating profit was 20.2% or $114.3 million

•                  GAAP diluted earnings per share were $1.22,  which included a charge of $0.08 per diluted share after tax for reacquired franchise costs, a $0.01 charge per diluted share after tax for acquisition related integration expenses, $0.07 per diluted share in after tax legal settlement expense, and $0.22 per diluted share in stock compensation expense vs. GAAP diluted earnings per share of $1.23 last year, which included $0.06 per diluted share after tax for reacquired franchise costs, and $0.18 per diluted share in stock compensation expense

•                  A total of 36 new Red Robin restaurants, 23 company-owned and 13 franchised locations were opened during the forty week period

As of the end of the fiscal third quarter of 2007, there were 246 company-owned and 134 franchised Red Robin restaurants.

“During the third quarter, both our comparable restaurant sales and traffic trends reached their highest levels in more than 18 months, which we believe is impressive considering the current state of the casual dining industry. Our initial national television and internet media campaign has proven successful in raising awareness for our brand and driving restaurant sales across the entire system, and particularly in locations where we do not have a long operating history. In addition, our newer restaurants are benefiting from the initiatives we implemented earlier this year to ensure a great Red Robin experience,” said Dennis B. Mullen, chairman and chief executive officer.

Fiscal Third Quarter 2007 Results

Comparable restaurant sales increased 4.8% for company-owned restaurants in the fiscal third quarter of 2007, compared to the fiscal third quarter of 2006, driven by a 3.7% increase in the average guest check as well as a 1.1% increase in guest counts. Average weekly comparable sales for company-owned restaurants were $64,909 for the 184 comparable restaurants in the fiscal third quarter of 2007, compared to $62,767 for the 145 comparable restaurants in the fiscal third quarter of 2006. Average weekly sales for the 46 non-comparable company-owned restaurants were $59,299 in the fiscal third quarter of 2007, compared to $54,705 for the 43 non-comparable restaurants in the fiscal third quarter a year ago. Average weekly sales in the fiscal third quarter of 2007 for acquired restaurants in California were $63,870.

Total Company revenues, which include company-owned restaurant sales and franchise royalties and fees, increased 27.0% to $188.7 million in the fiscal third quarter of 2007, versus $148.6 million last year. Franchise royalties and fees increased 6.6% to $3.4 million in the fiscal third quarter of 2007, compared to $3.2 million in the same period a year ago. Franchise royalties in the fiscal third quarter 2006 included $0.4 million from royalties attributed to the acquired restaurants in California.

For the fiscal third quarter of 2007, the Company’s U.S. franchise restaurant sales of $78.0 million increased 3.6% compared to $75.3 million in the prior year period. Comparable sales in the fiscal third quarter of 2007 for franchise restaurants in the U.S. and Canada increased 2.4% and 3.9% over the fiscal third quarter of 2006, respectively. Average weekly sales in the fiscal third quarter of 2007 for the Company’s comparable franchise restaurants were $57,295 in the U.S. versus $55,916 for the same period the prior year, and C$52,002 in Canada versus C$49,111 in the same period last year. Canadian results are in Canadian dollars.

Restaurant-level operating profit margins at company-owned restaurants were 20.3% in the fiscal third quarter of 2007, compared to 20.8% in the fiscal third quarter of 2006. Fiscal third quarter 2007 restaurant-level operating profit margins were negatively impacted primarily by higher cost of sales, mostly non-chicken proteins, dairy and cheese, higher labor costs, as well as higher other costs, principally contributions to the national marketing fund. These were partially offset by lower occupancy costs.

The Company’s restaurant-level operating profit metric does not represent income from operations or net income calculated in accordance with generally accepted accounting principles (“GAAP”). Schedule I of this earnings release reconciles restaurant-level operating profit to income from operations and net income for all periods presented.

General and administrative expense was $14.8 million in the fiscal third quarter of 2007 and $10.9 million in the fiscal third quarter of 2006, which were 7.8% and 7.3% of total revenue, respectively. Included in general and administrative expense in the third quarter of 2007 is approximately 0.6% of total revenue related to national advertising spending in the quarter.

Interest expense was $2.5 million in the fiscal third quarter of 2007 and $1.6 million in the fiscal third quarter of 2006. The increase is primarily from additional borrowings under the Company’s credit facilities related to the Washington and California franchise acquisitions, offset by slightly lower average interest rates compared to the prior year.

Net income for the fiscal third quarter of 2007 was $8.2 million or $0.49 per diluted share, as compared to net income of $6.0 million, or $0.36 per diluted share, in the fiscal third quarter of 2006. Net income for the fiscal third quarter of 2007 included $0.2 million in pre-tax reacquired franchise costs, or $0.01 per diluted share after tax, $1.8 million in pre-tax stock compensation expense, or $0.07 per diluted share after tax. Net income for the fiscal third quarter of 2006 included $0.06 per diluted share after tax of reacquired franchise costs for the Washington acquisition, and $1.3 million in pre-tax stock compensation expense, or $0.05 per diluted share after tax.

Year to Date Results

Comparable restaurant sales increased 2.3% for company-owned restaurants in the forty weeks ended October 7, 2007, over the year ago comparable period, driven by a 3.1% increase in the average guest check, which was offset by a (0.8%) decrease in guest counts. Comparable sales in the forty week period for franchise restaurants in the U.S. were flat for the forty weeks, and franchise restaurants in Canada increased 4.0%, over the year ago comparable period.

Total Company revenues, which include company-owned restaurant sales and franchise royalties and fees, increased 27.4% to $579.6 million for the forty weeks ended October 7, 2007, compared to $455.0 million for the forty weeks ended October 1, 2006. Average weekly comparable sales for company-owned restaurants were $64,459 for the 184 comparable restaurants in the first forty weeks of 2007, compared to $64,542 for the 145 comparable restaurants in the first forty weeks a year ago. Average weekly non-comparable sales for 66 company-owned restaurants in the first forty weeks of 2007 were $57,306, compared to $56,673 for the 58 non-comparable restaurants in the first forty weeks a year ago. The Company’s franchise royalties and fees increased 5.0% to $12.3 million, compared to $11.8 million in the comparable period a year ago. Franchise royalties in the forty weeks ended October 1, 2006 included $2.3 million from royalties attributed to the acquired restaurants in Washington and California.

For the forty weeks ended October 7, 2007, Red Robin’s franchise system reported a slight decrease in total U.S. franchise restaurant sales to $279.5 million, compared to $279.7 million in the forty weeks ended October 1, 2006. Average weekly sales for Red Robin’s comparable franchise restaurants were $57,448 in the U.S. versus $59,417 for the comparable period last year, and C$50,049 in Canada versus C$46,710 for the comparable period last year. Canadian results are in Canadian dollars.

Restaurant-level operating profit margin was 20.2% for the first forty weeks of 2007, compared to 21.1% for the comparable period of 2006.

The Company’s restaurant-level operating profit metric does not represent income from operations or net income calculated in accordance with generally accepted accounting principles (“GAAP”). Schedule I of this earnings release reconciles restaurant-level operating profit to income from operations and net income for all periods presented.

General and administrative expense was $47.8 million for the first forty weeks of 2007, compared to $38.1 million for the same period of 2006, which were 8.2% and 8.4% of total revenue, respectively. Included in general and administrative expense in the first forty weeks of 2007 was 0.3% of total revenue related to national advertising expense.

Net income for the forty weeks ended October 7, 2007 was $20.6 million or $1.22 per diluted share, compared to net income of $20.5 million or $1.23 per diluted share in the prior year period. Net income for the first forty weeks of 2007 included a one-time charge of $0.08 per diluted share after tax relating to reacquired franchise costs related to the California franchise acquisition, general and administrative expenses of $0.01 per diluted share after tax related to the integration of the acquisition, legal settlement expenses of $0.07 per diluted share after tax, and stock compensation expense of $0.22 per diluted share, while net income for the first forty weeks of 2006 included a one-time charge of $0.06 per diluted share after tax relating to reacquired franchise costs for the Washington franchise acquisition, and stock compensation expense of $0.18 per diluted share.

Franchise Acquisition

On July 16, 2007, the Company acquired the assets of one of the remaining two existing franchised restaurants in California from Top Robin Ventures and acquired a new restaurant that had been under construction at the time of the original acquisition closing. The existing restaurant has been operated by the Company since the original closing in June 2007 under a management services agreement. The Company paid consideration for the existing restaurant of $3.5 million. The new restaurant was purchased for $1.3 million, which was comprised of construction and related costs, including costs of opening the restaurant. One other Top Robin restaurant continues to be managed by the Company under a management services agreement. As previously disclosed, there is also the potential for up to an additional $3 million in earn-outs to be paid to the sellers assuming all 18 of the acquired restaurants achieve certain 2007 sales targets. Through the third quarter 2007, approximately $2.2 million of this additional earn-out has been earned by the seller.

Outlook

For the fiscal fourth quarter of 2007, which is a twelve week quarter, the Company plans to open three company-owned units. Franchisees are expected to open one new franchised restaurant. Thirteen company-owned and three franchise restaurants are currently under construction. In fiscal 2007, the Company plans to open 26 new company-owned units, of which 23 are already open, while franchisees are expected to open 14 new restaurants, of which 13 are already open.

For the full year 2007, which is a 52-week fiscal period, the Company expects revenues of $763 to $767 million, including an expected comparable restaurant sales increase of approximately 2.5% to 3%. Net income is expected to be between $1.70 and $1.74 per diluted share on a GAAP basis which includes a $0.08 per diluted share after tax charge related to reacquired franchise costs, a $0.01 per diluted share after tax charge for acquisition related integration expenses, a $0.07 per diluted share after tax charge related to the settlement of the California wage and hour lawsuits, and a $0.28 to $0.30 per diluted share impact for stock compensation expenses. This compares to previous guidance of $760 to $770 million in revenues, and net income of between $1.65 to $1.76 per diluted share on a GAAP basis, inclusive of all after tax charges and stock compensation expenses.

As previously disclosed, the Company’s fiscal 2007 financial guidance also includes the launch of a national advertising campaign. Total 2007 spending is expected to be approximately $11.0 million to $11.5 million, which will be funded by a national advertising fund, whereby each restaurant in the system, company-owned and franchised, is contributing approximately 1% of their restaurant revenue. The company-owned restaurants began contributing an incremental 0.5% in March 2007 to the national advertising fund, with the remaining 0.5% contributions coming from the reallocation of historical marketing spending. The contributions to the national advertising fund in 2008 will increase from 1% to

1.5% of revenue for all restaurants in the system.

For the full year 2008, the Company expects to open 30 to 33 new company-owned restaurants with franchisees opening 11 to 13 new franchised restaurants. Approximately 75% of all company-owned development will utilize the new lower cost prototype design.

Investor Conference Call and Webcast

Red Robin will host an investor conference call to discuss its fiscal third quarter 2007 results today at 5:00 P.M. Eastern Time. The conference call number is (888) 737-3703. To access the webcast, please visit www.redrobin.com and select the “Investors” link from the menu. The quarterly financial information that we intend to discuss during the conference call is included in this press release and will be available on the “Investors” link of the Company’s website at www.redrobin.com following the conference call.

About Red Robin Gourmet Burgers, Inc. (NASDAQ: RRGB)

Red Robin Gourmet Burgers, Inc. (www.redrobin.com), a casual dining restaurant chain founded in 1969, serves up wholesome, fun, feel-good experiences in a family-friendly environment. Red Robin® restaurants are famous for serving more than 22 high-quality gourmet burgers in a variety of recipes with Bottomless Steak Fries®, as well as salads, soups, appetizers, entrees, desserts, and signature Mad Mixology® Beverages. There are more than 375 Red Robin® restaurants located across the United States and Canada, including corporate-owned locations and those operating under franchise agreements.

Forward-Looking Statements

Certain information and statements contained in this press release, including those under the heading “Outlook”, are forward-looking statements. Forward-looking statements include statements regarding our expectations, beliefs, intentions, plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements which are other than statements of historical facts. These statements may be identified, without limitation, by the use of forward-looking terminology such as  “assumptions,” “continue,” “expects,” “plans,” “potential,” “will,” or comparable terms or the negative thereof. All forward-looking statements included in this press release are based on information available to the Company on the date hereof. Such statements speak only as of the date hereof and we undertake no obligation to update any such statement to reflect events or circumstances arising after the date hereof. These statements are based on assumptions believed by us to be reasonable, and involve known and unknown risks and uncertainties that could cause actual results to differ materially from those described in the statements. These risks and uncertainties include, but are not limited to, the following: our ability to achieve and manage our planned expansion, including both in new markets and existing markets; lack of awareness of our brand in new markets; higher percentage of operating weeks from non-comparable restaurants; concentration of less mature restaurants in the comp restaurant base;  our ability to successfully integrate acquired restaurants; our ability to attract, motivate and retain qualified team members, particularly in new markets; the effectiveness of our new advertising strategy; the effectiveness of our new restaurant opening initiatives;  the ability of our franchisees to open and manage new restaurants; effectiveness of our management strategies and decisions; changes in the availability and costs of food; changes in labor costs; changes in energy costs; changes in availability of capital or credit facility borrowings; changes in the cost and availability of building materials and restaurant supplies; potential fluctuation in our quarterly operating results due to seasonality and other factors; the effect of increased competition in the casual dining market; changes in consumer preferences, general economic conditions or consumer discretionary spending; the costs associated with pending litigation including diversion of management time and attention and any expense related to settlement of such matters, including the California wage and hour matters; our franchisees’ adherence to our practices, policies and procedures;  and other risk factors described from time to time in the Company’s 10-Q and 10-K filings with the SEC.

For further information contact:

Don Duffy/Raphael Gross of ICR

203-682-8200

RED ROBIN GOURMET BURGERS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share amounts)
(Unaudited)

	October 7, 2007	December 31, 2006
Assets:
Current Assets:
Cash and cash equivalents	$9,702	$2,762
Accounts receivable, net	6,093	3,305
Inventories	10,161	8,486
Prepaid expenses and other current assets	6,361	5,885
Income tax receivable	31	5,862
Deferred tax asset	2,156	2,156
Restricted current assets—marketing funds	2,434	827
Total current assets	36,938	29,283
Property and equipment, net	394,121	351,736
Goodwill	55,611	43,496
Intangible assets, net	41,799	22,772
Other assets, net	4,814	3,311
Total assets	$533,283	$450,598

Liabilities and Stockholders’ Equity:
Current Liabilities:
Trade accounts payable	$10,463	$6,312
Construction related payables	16,560	17,839
Accrued payroll and payroll related liabilities	25,568	19,144
Unredeemed gift certificates	6,442	9,374
Accrued liabilities	16,734	15,036
Accrued liabilities—marketing funds	2,434	827
Current portion of long-term debt and capital lease obligations	11,805	1,630
Total current liabilities	90,006	70,162
Deferred rent	20,985	18,076
Long-term debt and capital lease obligations	144,885	112,341
Other non-current liabilities	5,172	6,486
Total liabilities	261,048	207,065

Commitments and contingencies
Stockholders’ Equity:
Common stock; $0.001 par value: 30,000,000 shares authorized; 16,774,176 and 16,589,248 shares issued and outstanding, respectively	17	17
Treasury stock, 11,517 shares, at cost	(83)	(83)
Paid-in capital	154,829	146,614
Retained earnings	117,472	96,985
Total stockholders’ equity	272,235	243,533
Total liabilities and stockholders’ equity	$533,283	$450,598

RED ROBIN GOURMET BURGERS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

	Twelve Weeks Ended		Forty Weeks Ended
	October 7, 2007	October 1, 2006	October 7, 2007	October 1, 2006

Revenues:
Restaurant revenue	$185,239	$145,316	$567,161	$443,038
Franchise royalties and fees	3,422	3,210	12,349	11,757
Rent revenue	37	37	125	161
Total revenues	188,698	148,563	579,635	454,956

Costs and expenses:
Restaurant operating costs:
Cost of sales	42,345	32,725	130,079	100,601
Labor	63,272	49,302	194,455	152,491
Operating	30,589	23,520	93,344	69,030
Occupancy	11,347	9,514	34,943	27,445
Depreciation and amortization	10,660	8,399	32,819	24,902
General and administrative	14,786	10,900	47,762	38,129
Pre-opening costs	1,105	1,912	6,184	6,643
Legal settlement	—	—	1,653	—
Reacquired franchise costs	209	1,434	1,821	1,434
Total costs and expenses	174,313	138,282	543,060	420,675

Income from operations	14,385	10,281	36,575	34,281
Other expense (income):
Interest expense, net	2,545	1,636	6,762	3,643
Other	(4)	(36)	15	(20)
Total other expenses	2,541	1,600	6,777	3,623

Income before income taxes	11,844	8,681	29,798	30,658
Provision for income taxes	3,671	2,689	9,237	10,117
Net income	$8,173	$5,992	$20,561	$20,541
Earnings per share:
Basic	$0.49	$0.36	$1.24	$1.24
Diluted	$0.49	$0.36	$1.22	$1.23
Weighted average shares outstanding:
Basic	16,666	16,556	16,635	16,523
Diluted	16,843	16,751	16,806	16,729

RED ROBIN GOURMET BURGERS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Forty Weeks Ended
	October 7, 2007	October 1, 2006
Cash Flows From Operating Activities:
Net income	$20,561	$20,541
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	32,819	24,902
Stock-based compensation expense	5,321	4,570
Other, net	310	(1,443)
Changes in operating assets and liabilities	12,355	11,777
Cash provided by operating activities	71,366	60,347

Cash Flows From Investing Activities:
Changes in marketing fund restricted cash	(420)	(855)
Acquisition of franchise restaurants, net of cash acquired of $273 and $0, respectively	(48,963)	(34,127)
Purchases of property and equipment	(59,614)	(73,013)
Cash used in investing activities	(108,997)	(107,995)

Cash Flows From Financing Activities:
Borrowings of long-term debt	166,000	52,180
Payments of long-term debt	(118,569)	(4,491)
Proceeds from exercise of stock options and employee stock purchase plan	1,873	2,015
Excess tax benefit related to exercise of stock options	573	445
Debt issuance costs	(594)	(446)
Payments of other debt and capital lease obligations	(4,712)	(1,209)
Cash provided by financing activities	44,571	48,494

Net change in cash and cash equivalents	6,940	846
Cash and cash equivalents, beginning of period	2,762	3,340
Cash and cash equivalents, end of period	$9,702	$4,186

Supplemental Disclosure of Cash Flow Information:
Income taxes paid	$9,614	$10,745
Interest paid, net of amounts capitalized	7,362	3,082

Supplemental Disclosure of Non-Cash Items:
Increases (decreases) of property and equipment purchased on account	$(1,279)	$12,629

Reconciliation of Non-GAAP Restaurant-Level Operating Profit to Income

from Operations and Net Income

The Company defines restaurant-level operating profit to be restaurant revenues minus restaurant-level operating costs, excluding restaurant closures and impairment costs in the event closure or impairment charges are incurred. It does not include general and administrative costs, depreciation and amortization, franchise development costs and pre-opening costs. The Company believes that restaurant-level operating profit is an important measure of financial performance because it is widely regarded in the restaurant industry as a useful metric by which to evaluate restaurant-level operating efficiency and performance. The Company excludes restaurant closure costs as they do not represent a component of the efficiency of continuing operations. Restaurant impairment costs are excluded, because, similar to depreciation and amortization, they represent a non-cash charge for the Company’s investment in its restaurants and not a component of the efficiency of restaurant operations. Restaurant-level operating profit is not a measurement determined in accordance with generally accepted accounting principles (“GAAP”) and should not be considered in isolation, or as an alternative, to income from operations or net income as indicators of financial performance. Restaurant-level operating profit as presented may not be comparable to other similarly titled measures of other companies. The table below sets forth certain unaudited information for the twelve and forty weeks ended October 7, 2007 and October 1, 2006, expressed as a percentage of total revenues, except for the components of restaurant operating costs, which are expressed as a percentage of restaurant revenues.

	Twelve Weeks Ended				Forty Weeks Ended
	October 7, 2007		October 1, 2006		October 7, 2007		October 1, 2006

Restaurant revenues	$185,239	98.2%	$145,316	97.8%	$567,161	97.9%	$443,038	97.4%
Restaurant operating costs:
Cost of sales	42,345	22.9	32,725	22.5	130,079	22.9	100,601	22.7
Labor.	63,272	34.2	49,302	33.9	194,455	34.3	152,491	34.4
Operating	30,589	16.5	23,520	16.2	93,344	16.5	69,030	15.6
Occupancy	11,347	6.1	9,514	6.5	34,943	6.2	27,445	6.2
Restaurant-level operating profit	37,686	20.3	30,255	20.8	114,340	20.2	93,471	21.1

Add – other revenues	3,459	1.8	3,247	2.2	12,474	2.2	11,918	2.6
Deduct – other operating:
Depreciation and amortization	10,660	5.6	8,399	5.7	32,819	5.7	24,902	5.5
General and administrative	14,786	7.8	10,900	7.3	47,762	8.2	38,129	8.4
Pre-opening costs	1,105	0.6	2,488	1.7	6,184	1.1	6,643	1.5
Legal settlement	—	—	—	—	1,653	0.3	—	—
Reacquired franchise costs	209	0.1	1,434	1.0	1,821	0.3	1,434	0.3
Total other operating	26,760	14.1	23,221	15.6	90,239	15.6	71,108	15.6

Income from operations	14,385	7.6	10,281	6.9	36,575	6.3	34,281	7.5

Total other expenses	2,541	1.3	1,600	1.1	6,777	1.2	3,623	0.8
Provision for income taxes	3,671	1.9	2,689	1.8	9,237	1.6	10,117	2.2
Total other	6,212	3.2	4,289	2.9	16,014	2.8	13,740	3.0

Net income	$8,173	4.4%	$5,992	4.0%	$20,561	3.5%	$20,541	4.5%

Certain percentage amounts in the table above do not sum due to rounding as well as the fact that restaurant operating costs are expressed as a percentage of restaurant revenues, as opposed to total revenues.